                             LEASE AGREEMENT

      This lease, made this   19th   day of   October  , 2001, by and
between   Bob's Transport and Storage Co., Inc.  , a Maryland Corporation
with principal offices located at 820 South Oldham Street, Baltimore,
Maryland 21224 ("Landlord") and  Ace Hardware Corporation , a Delaware
Corporation, with principal offices located at 2200 Kensington Court,
Oakbrook, Illinois  60523-2100 ("Tenant").
       Witnesseth That:

       1.    The Landlord, for and in consideration of the rentals and the performance of the covenants and agreements contained in this Lease does hereby demise and Lease to Tenant, and Tenant does hereby rent and take from Landlord, the premises (the "Premises") comprised of and described as approximately 19,600 square feet +/- of building space comprised of offices, dock area, shop and guard shack.  The location of said property is as follows:  8130 Norris Lane in Baltimore County, Maryland 21222.  Together the properties comprise approximately 4.8 acres of land +/-.
Said space is 100% of the buildings and 100% of the land as shown in Exhibit I.  Tenant has rights of ingress and egress over the driveways and sidewalks leading to and from the "Buildings".
      1.01     Except as set forth below,  Tenant agrees to accept the
 Premises, together with all improvements as now exist therein in "as is" condition but finds them acceptable for their use and care.
      At Tenants request, Landlord will make the following modifications and repairs to the building and grounds:
      Landlord will extend loading dock and walls to current edge of dock.  Install insulated roll up doors, repair light fixtures, repair parking lot pot holes, fence, replace swinging gate with non-powered rolling gate, clean and repair office areas and shop area where needed.  Will install 24, new 30,000 lb. Capacity edge of dock levelers in dock areas.

        2.     To have and to hold the same for a term of seven (7) years commencing on January 1, 2002,(the "Commencement Date") and ending on     December 31, 2008. Security Deposit and First Month's Rent payable at the time of signing of Lease.
      2.01      Security Deposit.   A Security Deposit in the amount
 of $13,250.00 shall be paid to "Landlord" by "Tenant" at time of execution of this lease.  Said "Security Deposit" shall be non interest bearing and "Landlord" may commingle said money with "Landlord's" regular funds.
      2.02      Tenant shall have the right to renew this lease three times for a period of one year each on the expiration of the original term on the same terms and conditions except that the lease rate will be adjusted as shown in Schedule A of this lease.
       3.     Tenant shall pay to the Landlord as Total Basic Rent each year as follows:
              Monthly Installment          Basic Annual Rent

Year 1         $13,250.00 NNN             $159,000.00  NNN
Year 2         $13,515.00 NNN             $162,180.00  NNN
Year 3         $13,785.00 NNN             $165,424.00  NNN
 Year 4         $14,061.00 NNN             $168,732.00  NNN
Year 5         $14,342.00 NNN__           $172,107.00  NNN
Year 6         $14,629.00 NNN             $175,549.00  NNN
Year 7         $14,922.00 NNN             $179,060.00  NNN

      Tenant shall pay the above outlined Total Basic Rent in monthly installments in advance throughout the term of this Lease commencing on  January 1, 2002,and on the first day of each month thereafter until the total rent is fully paid.  Rent shall be paid to the Landlord or its duly authorized agents at it's office during regular business hours.  If the Commencement Date of this Lease is other than the first day of the month, Rent shall be prorated.

      This is a Net, Net, Net Lease, All insurance, taxes, maintenance, and All other expenses will be paid by Tenant as additional rents.

       4.     The Premises shall be used as a truck terminal facility, shop repair of transportation equipment and an office facility.

       5.     This Lease shall be governed by the laws of the State of Maryland.

       6.     This "Lease Agreement" consists of this Lease, the General Terms and Conditions, Exhibit A and A1,outlining the specifications of land and buildings, Schedule A outlining future basic rents for three one year options if exercised by tenant and any subsequent written Agreement(s) and Modification(s) of Lease executed by the parties.

      In Witness Whereof, the Landlord has caused its corporate seal to be affixed and it's proper and duly authorized officers to affix their signatures, and the Tenant has signed and sealed these presents, the day and year first written above.

ATTEST:                       TENANT:
 (Affix Corporate Seal)

                                BY_David Myer_____________________
Witness_Rich Saulk_________        Title Sr. V.P., Retail Support & Logistics

ATTEST:                        LANDLORD:
 (Affix Corporate Seal)         BOB'S TRANSPORT AND STORAGE CO., INC.

WITNESS: Steven Pfeffer              BY Robert J. Pfeffer, Jr.
                                   Robert J. Pfeffer, Jr.
                                Title        President

                               Schedule A
                                    to
                              Lease Agreement
       The following basic rental rates will apply if Tenant exercises the options allowed in Item #2 of the Lease Agreement.

        Monthly Installment          Basic Annual Rent

             Option 1                      Option 1

          $ 15,220  NNN              $ 182,641  NNN

            Option 2                      Option 2

         $ 15,525  NNN                   $ 186,294  NNN

           Option 3                     Option 3

          $ 15,835  NNN              $ 190,020  NNN

TENANT'S ACKNOWLEDGEMENT

STATE OF ____________________, COUNTY OF _________________ TO WIT:

     I HEREBY CERTIFY that on this ______ day of _____________, 2001,
 Before me, the subscriber, a Notary Public of the State aforesaid, ____________ County, duly commissioned and qualified, personally appeared ___________________________, who acknowledged himself to be the ____________ of  ACE HARDWARE CORPORATION  , a _ Delaware __  corporation, and that he, being authorized to do so, executed the foregoing instrument for the purposes therein contained by signing, in my presence, the name of said corporation by himself as such officer.

     WITNESS my hand and Notarial Seal.

                         ____________________________________
                           Notary Public
                         My commission expires: _____________

LANDLORD'S ACKNOWLEDGEMENT

STATE OF  __Maryland __, COUNTY OF __ Baltimore ____ TO WIT:

     I HEREBY CERTIFY that on this ______ day of _____________, 2001,
 Before me, the subscriber, a Notary Public of the State aforesaid, _ Baltimore __ County, duly commissioned and qualified, personally appeared _ Robert J. Pfeffer, Sr. ____, who acknowledged himself to be the __ CEO__  of  BOB'S TRANSPORT AND STORAGE CO., INC.    , a __ Maryland   _ corporation, and that he, being authorized to do so, executed the foregoing instrument for the purposes therein contained by signing, in my presence, the name of said corporation by himself as such officer.

     WITNESS my hand and Notarial Seal.

                         ____________________________________
                           Notary Public
                         My commission expires: _____________

                BOB'S TRANSPORT AND STORAGE COMPANY, INC.

                  GENERAL TERMS AND CONDITIONS OF LEASE

For   Ace Hardware Corporation        DATED__ October 19, 2001
                            TABLE OF CONTENTS

                (TO BE ATTACHED TO AND FORM PART OF LEASE)

                                                         ARTICLE      PAGE
 ITEM                                                 NO.       NO.

DEFINITIONS                                                 1          2
 WARRANTY OF TENANT IMPROVEMENTS                             2          2
 PAYMENT                                                     3        2,3
 TAXES AND ASSESSMENTS                                       4          3
 ORDER OF PRECEDENCE OF DOCUMENTS                            5          3
 UTILITIES                                                   6          3
 RECORDATION OF LEASE: DOCUMENTARY AND TRANSFER TAXES        7          3
 COMPLIANCE WITH REGULATIONS                                 8          4
 MAINTENANCE AND REPAIRS                                     9        4,5
 ACCESS BY LANDLORD                                         10          5
 SUBORDINATION                                              11          5
 LENDER'S CERTIFICATE                                       12          5
 ASSIGNMENT OR SUBLETTING                                   13        5,6
 ATTORNMENT                                                 14          6
 ALTERATIONS AND CHANGES                                    15        6,7
 RESTORATION                                                16        7,8
 CONDEMNATION                                               17        8,9
 INSURANCE                                                  18       9,10
 QUIET ENJOYMENT                                            19         10
 TENANT'S DEFAULT                                           20   10,11,12
 WAIVER OF REDEMPTION                                       21         12
 SUCCESSORS AND ASSIGNS                                     22         12
 ASSIGNMENT OF LANDLORD'S INTEREST                          23         12
 LANDLORD'S RIGHT TO PERFORM TENANT'S COVENANTS             24         12
 WAIVER OF BREACH                                           25         12
 NOTICE                                                     26         13
 SEVERABILITY                                               27         13
 CAPTIONS AND HEADINGS                                      28         13
 INDEMNIFICATION                                            29         13
 RENEWAL OPTIONS                                            30         13
 TIME                                                       31         13
ENVIRONMENTAL REQUIREMENTS                                 32         14
REAL ESTATE COMMISSIONS                                    33         14
 VIDEO OF LEASE PROPERTY                                    34      14,15

TENANT:                                LANDLORD:

ACE HARDWARE CORPORATION              BOB'S TRANSPORT AND STORAGE CO., INC.

By  Dave Myer                          By Robert J. Pfeffer, Jr.
                                         President

                    GENERAL TERMS AND CONDITIONS
      ARTICLE 1.   DEFINITIONS:    For the purposes of this Lease, the following terms, when capitalized, shall have the following meaning:
       1.01   "Rent" shall mean any and all sums due and/or payable to Landlord by Tenant under the terms and conditions of this Lease, including, without limitation, the Basic Annual Rent, the Adjusted Basic Annual Rent, and any Additional Rent.  All payments of "Rent" shall be subject to all Landlord's rights and remedies, whether under the terms of this Lease or by law, for non-payment of rent.
       1.02   "Real Property" shall mean the Building, of which the Premises form a part, and the lot upon which the building is situated.
       1.03   "Real Estate Taxes" shall mean all taxes, general and special, ordinary and extraordinary, in effect during the Base Year, which are levied or assessed upon or against the Real Property by any governmental or quasi-governmental authority having jurisdiction over the Real Property.
       1.04   "Substitute Taxes" shall mean all new taxes, whether general or special, ordinary or extraordinary, imposed, levied or assigned against the Real Property consisting of, without limitation:  (i) a tax, assessment, levy, imposition or charge, wholly or partially as a capital levy or otherwise, on the rents received there from:  (ii) a tax, assessment, levy (including but not limited to any municipal, state, or federal levy), imposition or charge measured by, or based in whole or in part upon, the Premises and imposed upon the Landlord; or (iii) a license fee measured by the Rent payable under this Lease.
       1.05   "Fractional Share" shall mean that fraction of the lot set forth in Paragraph 1 of this Lease.
       1.06   "Proportionate Share" shall mean the share of Real Estate Taxes, utilities, or insurance premiums that are reasonably apportionable to Tenant based upon Tenant's use of the Premises.  In the case of Real Estate Taxes, water and insurance Tenants proportionate share shall be one hundred percent (100%), or such other percentage the numerator of which is the number of square feet in the Premises, and the denominator is the number of square feet in the building.
       1.07   "Plans and Specifications" shall mean the plans (mechanical, architectural, electrical, and structural), drawings, and specifications, including any modifications, which describe the Tenant improvements to be constructed upon the Premises.  Plans and Specifications may include both outline specifications and final plans and specifications.
       ARTICLE 2.   WARRANTY OF LANDLORD IMPROVEMENTS:

      2.01  Landlord will warrant that all mechanicals and electricals will be in good working condition on date of Tenants occupancy.  It will be Tenant's responsibility to maintain them and obtain service contracts on such items as HVAC equipment, etc.
       2.02   Landlord will warrant the improvements and modifications being installed at Tenant's request for a period of one year.  Said improvements are 24 new edge of dock levelers having a capacity of 30,000 lbs. And 24 insulated roll up doors.

       ARTICLE 3.   PAYMENT:

      3.01   Tenant covenants to pay when due, as Additional Rent, all obligations expressly undertaken by Tenant, including any improvements, alterations or changes to the Premises or to the Building made by Landlord at Tenant's request, and to promptly reimburse Landlord upon demand for any and all sums Landlord may advance for or on account of any of these obligations or expenses.
       3.02   The Tenant shall pay the Rent as provided in this Lease, without deduction, counterclaim or set-off whatsoever, and without any obligation on the Landlord to demand payment.  Any installment of Rent accruing under this Lease not paid within five (5) days of due date, shall bear interest at the rate of eighteen percent (18%) per annum until paid.  Additionally, any installment of Rent not paid within ten (10) days of the due date shall be considered delinquent and subject to a late payment charge, for each occurrence of delinquency, of five percent (5%) of the Rent overdue and payable or Twenty-five Dollars ($25.00), whichever amount is greater.  This late payment charge shall be in addition to the interest provided for above and shall be due and payable with the succeeding monthly installment of Rent.  Notwithstanding the aforesaid Tenant shall be entitled to ten (10) days written notice before a late charge occurs for the first two times Tenant is late in making Rent payments in any lease year.
      3.03   In addition to any other remedies available to the Landlord through this Lease or by law, in the event any check issued by Tenant for the payment of Rent is dishonored upon presentment due to insufficient funds or for any other reason, Landlord shall have the right to require that any and all future payments from Tenant be made by cashier's check(s) or by certified check(s).  This right shall be exercised by Landlord by giving written notice to Tenant in accordance with Article 26.  In the event this right is exercised, it may be subsequently waived by Landlord with similar notice to Tenant.

       ARTICLE 4.   TAXES AND ASSESSMENTS:

      4.01   If, during the term of this Lease, the system or method of taxation of the Real Property prevailing during the Tax Base Year is altered or varied, so that Substitute Taxes are levied, assessed, or imposed upon the Real Property, in lieu of, or as a supplement to or substitute for, the whole or any portion of the Real Estate Taxes, Tenant shall pay Landlord, as Additional Rent, its Proportionate Share of the sum of Real Estate Taxes and Substitute Taxes, to the extent that this sum exceeds the amount of Real Estate Taxes for the Tax Base Year.  Any Additional Rent due the Landlord under this paragraph shall be paid within thirty (30) days after the Landlord has submitted a written statement to the Tenant showing the amount due.
       4.02   Any reasonable expense incurred by Landlord in contesting any tax alteration or increase shall be included as an item for the purpose of computing Additional Rent due the Landlord.
       ARTICLE 5.   ORDER OF PRECEDENCE OF DOCUMENTS :   In the event of conflict between the terms or provisions of the Lease and the terms and conditions of any other referenced document, the following order of precedence shall apply:  First, this Lease; Second, referenced Specifications; and Third, referenced Plans; and Fourth, referenced Outline
Specifications.
       ARTICLE 6.   UTILITIES:

       6.01   Landlord shall provide water through a utility meter applicable to the Building.  Tenant shall pay Landlord, as Additional Rent, its Proportionate Share of the total charges for water and sprinkler service including any and all taxes.
     Tenant shall also pay Landlord for its Proportionate Share for heat and lighting, both interior and exterior.  When Tenant takes full occupancy of the building Tenant will be responsible for 100% of all Utilities and related expenses.
       ARTICLE 7.   RECORDATION OF LEASE:  DOCUMENTARY AND TRANSFER TAXES:
At the request of either party, this Lease Agreement, or a short form, may be recorded among the Land Records of the County in which the Premises are located.  All recording costs, including, but not limited to, all State and County documentary stamp taxes, recordation taxes, and transfer taxes, shall be borne by the party requesting recordation.
      ARTICLE 8.   COMPLIANCE WITH REGULATIONS:   Tenant shall, at its sole expense, continually comply with all federal, state, and local laws, codes, ordinances, administrative and court orders and directives, rules, and regulations applicable to Tenant's use and occupancy of the Premises, as are now or may subsequently be in effect during the term.  Tenant shall also comply with all orders, rules, regulations, and requirements of any insurance company which may at any time have in force any policy of fire, public liability, or other insurance applicable to the
Premises.
       ARTICLE 9.   MAINTENANCE AND REPAIRS:

     9.01   Tenant's Maintenance and Repair Obligations:  Subject to the
 provisions of Articles 16 and 17, Tenant shall, at its sole expense throughout the term:  (1) maintain in good order and repair the interior of the Premises;  (2) maintain and repair when necessary all windows and doors (including glass), both interior and exterior, and all building service equipment in the Premises, including, but not limited to, electrical, plumbing, heating, air conditioning, sprinkler equipment, pipes, separate water meters, wires, ducts, fixtures, and appliances;  (3) keep the Premises in a safe, clean, and sanitary condition; (4)  provide for the removal of trash and rubbish; and  (5)  surrender the Premises and all Tenant improvements at the end of the term in as good condition as first received, except for ordinary wear and use and those items of maintenance and repair expressly undertaken by Landlord.  Tenant shall not use vehicles in the Building or loading platform, unless they are equipped with nylon or rubber-surfaced wheels or tires.  No metal cleat inserts or chains shall be permitted.
      Tenant shall, at its sole expense throughout the term, carry and maintain a preventive maintenance service contract from a qualified service company, approved in advance by Landlord, covering the heating, ventilating, and air conditioning systems of the Premises, if any.  Tenant shall maintain all systems in a good condition during the term of this Lease and any renewal term and shall be responsible, at its sole expense, for all necessary repairs and replacements regardless of whether or not they are covered by the maintenance contract or which are necessitated by Tenant's failure to carry a maintenance contract.  Tenant shall submit a copy of the proposed maintenance contract at least thirty (30) days prior to the first to occur of the contract's commencement date or the Commencement Date of this Lease.  Landlord shall notify tenant within ten (10) days of receipt whether the service company is approved and the contract is acceptable.
Landlord  will split replacement costs of HVAC equipment if it is determined to be needed due to the age of the equipment and not due to neglect or improper maintenance or lack thereof.  Once the Landlord splits the cost of a given unit no further split of replacement cost will be borne by the Landlord.  Should the Tenant make changes in the building which will require additional HVAC equipment, Tenant will bear
100% of such costs.
       9.02   Grounds Care and Maintenance:  Tenant shall, at its sole expense, maintain the grounds of the lot upon which the Building is located. This obligation includes, but is not limited to:  the removal of snow from all paved surfaces on the lot;  the care, cutting, and maintenance of all lawns and shrubbery;  the cleaning, vacuuming, resealing, and restriping of all paved surfaces on the lot;  and the repair and maintenance of all exterior building-mounted and parking lot lighting, and all building identification signs.  Includes repairs to parking lot surface and paved areas.
      9.03   Damage Caused by Tenant:  Anything contained in this Article to the contrary notwithstanding, Tenant shall be obligated to reimburse Landlord on demand for the cost of any repairs to the Premises or Building, necessitated by the negligence of Tenant, its agents, servants, employees, licensees, or guests, or by any contractor engaged by or on behalf of Tenant.  Tenant shall also be obligated to reimburse Landlord on demand for the cost of any repairs of damage to any paved surface or grounds on the lot which are caused by the excessive weight of vehicles or the use of chains on vehicles owned or operated by Tenant, its agents, servants, employees, licensees, or guests or by any subcontractor engaged by or on behalf of Tenant.  The cost of these repairs shall be deemed Additional Rent.
      9.04  Landlord's Maintenance and Repair Obligations:   Landlord shall
 be responsible to maintain and repair the structural components of the Premises including the roof, foundation, and exterior walls except if damaged by Tenant's use thereof.  Anything contained in this Lease to the contrary notwithstanding, Landlord shall not be obligated to make any repairs, nor shall it be liable to Tenant or any other person, for any claim or injury arising out of Landlord's failure to make any repairs under the terms of this Lease, unless Tenant gives Landlord prompt written notice of the condition requiring repair upon discovery and
Landlord has not made a timely effort to effect the needed repair.
       ARTICLE 10.   ACCESS BY LANDLORD:   Landlord will give twenty-four (24) hours notice to Tenant prior to gaining access to the Premises, except in cases of emergency such as fire, hazardous material complaints, etc., for the purpose of inspecting the Building or performing maintenance and repairs.  Landlord may show both the interior and exterior of the Premises to prospective tenants or purchasers and place "For Rent" or "For Sale" signs on the Premises during the last twelve (12) months of the term.
       ARTICLE 11.   SUBORDINATION:    This Lease shall be subject to and subordinate at all times to the lien of any mortgage, deed of trust, or financing statement now or hereafter made on the Premises, and to all advances made or hereafter to be made.  This subordination provision shall be self-operative and no further instrument of subordination shall be required.
       ARTICLE 12.   LENDER'S CERTIFICATE:   T enant shall, during the term of the Lease, execute, acknowledge and deliver to Landlord, or to any entity Landlord shall designate, within ten (10) days of written request by Landlord, a certified written statement concerning  (1)  whether this Lease is unmodified and in full force and effect, or, if there have been modifications, that this Lease is in full force and effect as modified and stating any modifications;  (2)  whether Tenant has accepted possession of the Premises, and whether any improvements required by the terms of this Lease to be made by the Landlord have been completed to the satisfaction of the Tenant;  (3)  whether, except for any Rent paid in advance in accordance with Paragraph 3 of this Lease, any Rent under this Lease has been paid more than thirty (30) days in advance of its due date;  (4)  the accuracy of the address to which notices to Tenant should be sent;  (5)  whether Tenant, as of the date of certification, has any charge, lien, or claim of set-off under this Lease, or otherwise, against the Rent or other charges due or to become due;  (6)  the commencement and expiration dates of the term of this Lease; and  (7)  whether or not, to the best of Tenant's knowledge, Landlord is in default in the performance of any covenant, agreement, or condition contained in this Lease, and if so, specifying any default of which Tenant may have knowledge.  Any statement delivered pursuant to this Article may be relied upon by any mortgagee or prospective mortgagee of the Building or of Landlord's interest, or any prospective assignee of any mortgagee.  If Tenant fails to deliver the statement to Landlord within ten (10) days of Landlord's request, Tenant shall be deemed to have acknowledged that this Lease is in full force and effect, without modification except as may be represented by Landlord and that there are no uncured defaults in Landlord's performance.  Furthermore, Tenant's failure to deliver the statement to Landlord within the ten (10) day period may, at Landlord's sole discretion, be deemed an event of default and Landlord shall have all rights and remedies available to it under this Lease.

       ARTICLE 13.   ASSIGNMENT OR SUBLETTING:

     13.01   Tenant shall not sublet or assign the Premises or permit the
 Premises to be used by any person other than the Tenant or employees or associates of the Tenant without the prior written consent of Landlord which consent shall not be unreasonably witheld.  In the event Landlord consents to an assignment or subletting, Tenant shall remain fully liable for the remaining term as principal, and not as guarantor or surety, for the payment of Rent as well as the performance of all conditions and covenants of this
Lease for which Tenant is now obligated, even if Landlord accepts Rent from the assignee or subtenant or in any other manner deals with them.
      13.02   In order for Tenant to obtain Landlord's consent, Tenant shall give Landlord prompt written notice of its intention to assign this Lease or sublet the Premises, which notice shall include the proposed assignment or sublease documents which are to be executed and which shall contain detailed information concerning:  (1)  the name(s) of the proposed assignee or sublessee (and if a private corporation, the names and percentage ownership of all stockholders);  (2)  the most recent financial statement of the proposed assignee or sublessee;  (3)  a description of the nature of the business of the proposed assignee or sublessee; and  (4)  a description of all terms and conditions of the proposed assignment or sublease.  It is understood and agreed that Landlord shall be entitled to receive all monies paid to Tenant by sublessee or assignee in excess of the Rent due Landlord from Tenant.
     13.03   Any lawful levy or sale on execution or other legal processes shall be classified as an assignment within the meaning of this Lease, as shall be adjudication in bankruptcy, voluntary or involuntary, or an appointment of a receiver by a State or Federal Court, or insolvency of the Tenant, or the execution of a deed or other instrument for the benefit of creditors.

       ARTICLE 14.   ATTORNMENT:    In the event the Premises are sold due to any foreclosure sale or sales, by virtue of any judicial proceedings or otherwise, this Lease shall continue in full force and effect and Tenant agrees, upon request, to attorn to and acknowledge any foreclosure purchaser or purchasers as Landlord.

        ARTICLE 15.   ALTERATIONS AND CHANGES:

      15.01   Tenant shall not make any alterations, improvements, or changes (collectively the "Changes") of any kind to the Premises subsequent to the Commencement Date without securing the prior written consent of the Landlord, in accordance with the procedure outlined below.  All Changes shall be completed in a prompt and workmanlike manner and shall not materially alter the character or use of the Building.
      It is understood and agreed that in making any permitted Changes as well as in its use of the Premises, Tenant shall, at its sole expense, fully comply with all applicable federal, state, and local laws, ordinances, and regulations, as well as any requirements imposed by Landlord's insurer.  Tenant shall save Landlord harmless for and on account of all charges or damages if it should fail to comply.  Tenant shall, at its sole expense, promptly comply with any notice from any federal, state, or local authorities, including the Health Department and Building Engineer's Office, relating to the Premises or the Building which is served upon it or upon Landlord, where caused either by Tenant's use of the Premises or by any Changes made by Tenant.
     15.02    All Changes and all building service equipment made or
 installed by or on behalf of Tenant shall, upon completion or installation, become the property of Landlord.  All machinery, equipment (other than building service equipment), trade fixtures, movable partitions, furniture, and furnishings (except any and all floor coverings installed by Tenant) shall remain the property of Tenant and the Tenant shall, if not in default, be entitled to remove these items immediately at the expiration of the Lease term.  Tenant shall, at its sole expense, repair any and all damage to the Premises resulting from or caused by the installation, use or removal of machinery, equipment or other property at or before the end of the term, or sooner if requested by Landlord.  Tenant shall perform all repairs necessary to restore the
Premises to the condition existing at the beginning of the term, normal wear and tear excepted.  Any property of Tenant which is not removed within ten days after the end of the term shall, at Landlord's sole option, be removed at Tenant's expense or belong to Landlord at the end of the term.
Landlord shall have the right to require Tenant to remove all Changes at the expiration of this Lease or any earlier termination.
      15.03   The following procedure shall govern the approval and construction of all Changes to the Premises by Tenant:
       (a)   Tenant shall prepare and submit to Landlord two (2) complete sets of final plans and specifications for all Changes to the Premises, including all applicable architectural, mechanical, plumbing, sprinkler, and electrical drawings.  All drawings must be properly scaled, dimensioned, and sealed by a registered architect or professional engineer.
       (b)   Landlord shall advise Tenant, in writing, of its approval or disapproval of the Changes within a reasonable time after receipt of the plans and specifications.  All proposed changes not approved within fifteen (15) days shall be deemed to be disapproved.
       (c)   Prior to commencement of construction of the Changes, Tenant shall deliver to Landlord, insurance policies covering all subcontractors with whom Tenant enters into purchase orders or contracts.  These policies shall insure against claims for bodily injury, including death, and property damage occurring in or about the Premises and the adjoining driveways and passageways, and shall have a combined single limit of not less than Two Million Dollars ($2,000,000.00).  The policies shall name Landlord, Tenant, and the subcontractor or supplier as insured, as their respective interests may appear.
       (d)   Tenant shall notify Landlord of the date construction is scheduled to begin and shall arrange for periodic inspections by Landlord of the job progress to insure compliance with the approved plans and specifications.
       (e)   As a condition for approving any construction on the Premises by Tenant, Landlord shall have the right to require Tenant, or Tenant's contractor, to furnish bond in an amount equal to the estimated cost of construction with a corporate surety approved by Landlord for  (i)  completion of the construction and  (ii)  indemnification of Landlord and Tenant, as their interests may appear, against liens for labor and materials, which bond shall be furnished before any work is begun or any materials delivered.  Landlord shall also have the right at any time before, during, or after the construction to require Tenant to furnish further assurances against mechanics liens including, but not limited to, releases of liens signed by all contractors, subcontractors, and suppliers, and affidavits executed by Tenant, Tenant's contractor, or architect, that all charges for labor and materials have been paid.  Landlord may withhold any amount due Tenant under Articles 16 or 17 until these assurances are given.
       15.04   If any Changes are made by Landlord at the request of Tenant, and the cost of the Changes is not paid to Landlord by Tenant within thirty (30) days after completion, Landlord shall have all rights and remedies enumerated in Article 20.
       ARTICLE 16.  RESTORATION:
     16.01   If during the term the Premises are damaged by fire or other casualty, but not to the extent that Tenant, in Landlord's reasonable opinion, is prevented from carrying on business in the Premises, Landlord shall promptly restore the Premises to the condition existing immediately prior to the casualty.  If the damage renders a substantial portion of the Premises unusable by Tenant, the Rent (except Tenant's share of the charge for metered water) shall be apportioned from and reduced during the period unused by the same percentage by which the unusable area bears to the Premises.
     16.02   If, during the term, the Premises are destroyed or so damaged by fire or other casualty that Tenant, in Landlord's reasonable opinion, is prevented from carrying on business, Landlord shall have the option either to restore the Premises or to terminate the Lease.  Landlord shall exercise this option by giving written notice to Tenant within thirty (30) days after the casualty.  In the event of termination, Tenant shall be required to surrender the Premises as soon as possible and Rent shall abate from and be apportioned to the date of the casualty.  Landlord shall, as soon as practicable after the fire or other casualty, be responsible for and pay the cost of removing any debris impeding Tenant's ingress and egress, and removal of its machinery, equipment, inventory, and other personality, from the Premises.  If the Landlord restores the Premises, the restoration shall be completed as promptly as reasonably possible and the Rent shall be apportioned from and abate during the period of restoration until the date when Tenant is able to make reasonable use of the Premises.  Notwithstanding the aforesaid, if repairs are expected to take more than forty-five (45) days to complete, or if less than sixty (60) days remain in the term at the time of the damage, then Tenant may terminate the Lease as of the occurrence of damage to the Premises.
       ARTICLE 17.   CONDEMNATION:

      17.01   Except as provided in Article 17.04, if during the term, all or a substantial part of the Premises is taken by eminent domain, or if Tenant's use of the Premises is materially impaired by such taking, this Lease shall terminate as of, and the Rent (Basic and Additional) shall be apportioned to and abate from the date of taking.  Tenant shall have no right to participate in any award or damages for any taking and hereby assigns all of its right, title and interest therein to Landlord.  For purposes of this Article, "a substantial part of the Premises" shall mean so much of the Premises as to render the remainder inadequate and not practicably capable of repair so as to permit Tenant to carry on its business to substantially the same extent and with substantially the same efficiency as before the taking.
       17.02   Except as provided in Article 17.04, if, during the term, less than a substantial part of the Premises is taken by eminent domain, this Lease shall remain in full force and effect and Tenant shall have no right to participate in any award or damages for the taking.  Tenant hereby assigns all of its right, title, and interest in any award to Landlord.  Landlord shall, at its expense, up to but not in excess of the amount of the award or damages received, promptly make all necessary repairs and improvements needed to make the remainder of the Premises adequate to permit Tenant to carry on its business to substantially the same extent and with substantially the same efficiency as before the taking.  If, as a result of any taking, a part of the Building is rendered permanently or temporarily unusable, the Basic Annual Rent shall be reduced by a fair and reasonable amount; not to exceed the proportion by which the portion of the Premises taken or made unusable bears to the entire Premises.  If the un-usability is temporary, the rental abatement shall be apportioned from the date of taking to the date when full usability is restored.  If the taking does not render any part of the Premises unusable, there shall be no abatement of Rent.
       17.03   For the purpose of the Article, "taking under the power of eminent domain" shall include a negotiated sale or lease and transfer of possession to a condemning authority under bona fide threat of condemnation for public use.  Landlord alone shall have the right to negotiate with the condemning authority and conduct and settle all litigation connected with the condemnation.  As used in this Article, the words "award or damages" shall, in the event of such sale or settlement, include the purchase or settlement price.
       17.04   Nothing shall prevent Tenant from claiming and receiving from the condemning authority, compensation for the taking of Tenant's own tangible property and damages for Tenant's loss of business, business interruption, or removal and relocation.

        ARTICLE 18.   INSURANCE:

      18.01  Tenant shall, at its expense throughout the term, maintain in force public liability insurance insuring against claims for bodily injury, including death, and property damage occurring in or about the Premises and on, in, or about the adjoining driveways and passageways, with a combined single limit of not less than Two Million Dollars ($2,000,000.00) per occurrence.
      18.02    All required insurance shall be effected with an insurer
 approved by Landlord, and all policies shall name Landlord as an additional insured and Tenant as the insured, as their respective interests may appear. Each of these policies shall provide that notwithstanding any act or negligence of Tenant which might otherwise result in its forfeiture, the policy shall not be cancelled without at least thirty (30) days written notice to each additional insured.
       18.03   Upon the commencement of the term, and thereafter not less than thirty (30) days prior to the expiration dates of expiring policies, the originals or certificates of each policy and endorsement shall be delivered to Landlord, together with satisfactory proof of the payment of the premiums.
        18.04   Throughout the term, Tenant shall pay its share of fire and extended coverage insurance on the Premises based on the square footage it occupies.
       18.05   LANDLORD'S EXONERATION:    Except with respect to claims arising from Landlord's negligence or that of its agents, servants or employees, or from Landlord's failure to make repairs required of it to be made pursuant to Paragraph 9.04 of this Lease, Tenant covenants to save harmless, protect and indemnify the Landlord from and against any and all losses, damages, claims, suits or actions, judgments and costs, which may arise or grow out of any injury to or death of any person or damage to any property, (including, but not by way of limitation, Tenant and employees of Tenant and their property) which is caused by the fault or negligence of the Tenant, its agents or servants, sub-lessees and assigns, the use and possession of the leased premises and the equipment thereon by Tenant, or by the operation of the business conducted by Tenant on the said premises.
       18.06   INDEMNIFICATION OF LANDLORD:  Tenant covenants and agrees to indemnify and save harmless Landlord from all liability, damages or loses arising out of violations or alleged violations of any laws, health or police regulations with respect to the leased premises, or out of any neglect to perform any of the within agreements or covenants, or out of any negligent or wrongful act or negligent act of Tenant its agents, servants, employees or guests injuring or wronging (including guests or invitees of Tenant);  and for the purpose of better assuring this undertaking of indemnification, Tenant covenants and agrees to carry public liability insurance at its own expense, protecting the respective parties as their interests may appear, in a company or companies acceptable to Landlord.  Such insurance shall be in an amount as may be reasonably requested by Landlord from time to time, but not less than Two Million Dollars ($2,000,000.00) in respect of bodily injury or death any one person and Two Million Dollars ($2,000,000.00) in respect of any one occurrence, with property damage coverage to a limit of not less than One Hundred Thousand Dollars ($100,000.00).
 Landlord shall have the option to terminate this Lease if any violation of this provision results in either the cancellation of any insurance on the Premises or the refusal by an insurance carrier to insure the Premises.  If Landlord elects not to terminate this Lease, Landlord may take any available legal action to enjoin Tenant from continuing the acts or conduct detrimental to the present insurance rate.
       ARTICLE 19.   QUIET ENJOYMENT:   Upon payment of Rent and performance by Tenant of all covenants, Tenant shall have and hold the Premises, free from any interference from the Landlord except as may be otherwise provided.
       ARTICLE 20.   TENANT'S DEFAULT:

      20.01   The Tenant shall be considered in default of this Lease upon the happening of any one of the following:
       (a)   Failure to pay in full within fifteen (15) days of receiving written notice that any and all installments of Rent or any other sum required by the terms of this Lease are due;
      (b)   Violation of or failure to perform any term, covenant or
 condition of this Lease provided, however, Tenant shall have thirty (30) days from the date of notice from Landlord within which to cure a non-monetary default, or if said default cannot be cured within thirty (30) days and Tenant diligently attempts to cure the default, Tenant shall not be in default hereunder.
       (c)   The commencement of any action or proceeding under any section or chapter of the Federal Bankruptcy Act or under any similar law or statute of the United States or any state, or the adjudication of Tenant as a bankrupt or insolvent by any court of competent jurisdiction or if any such court enters any order, judgment or decree finally approving any petition against Tenant seeking reorganization, liquidation, dissolution or similar relief, or if Tenant files a voluntary petition in bankruptcy or insolvency;
       (d)   The appointment of a receiver or trustee for all or substantially all of the assets of Tenant;
       (e)   The making of any assignment for the benefit of creditors by Tenant or if Tenant admits in writing its inability to pay its debts generally as they come due or files Articles of Dissolution with the appropriate authority of the place of its incorporation;
       (f)   The attachment, execution or other judicial seizure of substantially all of Tenant's assets located in the Premises or of Tenant's interest in this Lease;
       (g)   The suspension of business by Tenant;
       (h)   The abandonment of the Premises by the Tenant unless prior notice is given to Landlord and all Rent is kept current.
      (i)   Products or goods in transit located on the premises that are not Tenants assets are not subject to any of the forgoing provisions in this Article 20.

        20.02   Upon the occurrence of any event of default, Landlord shall, without any notice or demand, in addition to, and not in limitation of, any other remedy permitted by law or this Lease, have the option to do any one or more of the following:
     (a)   Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord.  Should Tenant fail to surrender the
 Premises, Landlord may, without notice and without prejudice to any other remedy available, re-enter and take possession of the Premises and remove Tenant or anyone occupying the Premises and all property from the Premises, which property may be removed and stored in any other place in the Building in which the Premises are situated, or in any other place, for the account of, and at the expense and risk of Tenant.  Tenant waives all claims for damages which may be caused by Landlord's reentry and taking possession of the Premises or removing or storing the furniture and property as provided. Tenant shall save Landlord harmless from any loss, fees, costs or damages suffered by Landlord because of any termination and reentry.  No reentry shall be considered or construed to be an illegal forcible entry.
       (b)   Without terminating this Lease, declare the entire amount of all Rent which would have become due and payable during the remainder of the term of this Lease to be due and payable immediately, in which event Tenant agrees to immediately pay the same to Landlord.  This payment shall constitute payment in advance of the Rent stipulated for the remainder of the Lease term.  Acceptance by Landlord of the payment of this Rent shall not constitute a cure or waiver of any then existing default or any subsequent default.
     (c)     Enter upon and take possession of the Premises, without
 terminating this Lease and without being liable to prosecution or any claims for damages.  Landlord may then re-let all or any portion of the Premises for any term or terms and at any rental or rentals and upon any other terms and conditions as Landlord, in its sole discretion, may deem advisable, with the right to make alterations and repairs to the Premises.  In the event of any re-letting, rentals received by Landlord from re-letting shall be applied:  First, to the payment of any indebtedness, other than Rent, due from Tenant to Landlord;  Second, to the payment of the Rent due and unpaid; Third, to the payment of any cost of re-letting;  Fourth, to the payment of the cost of any alterations and repairs to the Premises:  and the residue, if any, shall be held by Landlord and applied in payment of future Rent as the same may become due and payable.  Should rentals received from re-letting during any month be less than the Rent required to be paid by Tenant herein, then Tenant shall immediately pay any deficiency to Landlord.  Deficiencies shall be calculated and paid monthly.  No reentry on or taking possession of the Premises by Landlord shall be construed as an election on its part to terminate this Lease unless either a written notice of this intention is given to Tenant or the termination of this Lease be decreed by a court of competent jurisdiction.  Notwithstanding any re-letting without termination, Landlord may at any time elect to terminate this Lease for any previous breach or act of default.  Should Landlord at any time terminate this Lease for any breach or act of default, in addition to any other remedy it may have, Landlord may recover from Tenant all damages it may incur by reason of any breach or act of default.  Landlord's recovery shall include the cost of recovering the Premises, legal fees, and the worth, at the time of the termination, of the excess, if any, of the amount of Rent reserved in this Lease for the remainder of the stated term.
       (d)   Upon failure by the Tenant to pay the Rent, Landlord shall have the right to make distress, and upon distress, this tenancy, at the option of the Landlord, shall terminate.

       20.03   Should Tenant contest (including all appeals) any action of Landlord to recover the Premises following any breach or act of default, and Landlord is ultimately successful in receiving a determination that its action was legal and proper, then, in that event, Tenant, recognizing certain intangible detriments to Landlord caused by the delay in recovering the Premises, such as losing a valuable prospective tenant, agrees to pay to Landlord 150% of the stated monthly Rent during the period of holding over.

     20.04   All remedies available to Landlord under this Lease and at law and in equity shall be cumulative and concurrent.  No termination of this Lease, taking or recovering possession of the Premises, nor acceptance of Rent by Landlord with knowledge of the breach of any covenant or condition, shall act as a waiver of the breach or deprive Landlord of any remedies or actions against Tenant for Rent, for charges, or for damages for the breach of any covenant or condition.  Nor shall the bringing of any action for Rent, charges or breach of covenant or condition, or the resort to any other remedy or fight for the recovery of Rent, charges or damages for breach, be construed as a waiver or release of the right to insist upon the forfeiture and to obtain possession of the Premises.
       20.05  Tenant shall be considered in "Habitual Default" of this Lease upon  (1)  Tenant's failure, on three or more occasions during any leasehold year, to pay, when due, any installment of Rent or any other sum required by the terms of this Lease, or  (2)  Tenant's repeated violation of, or failure to comply with, any term, covenant or condition of this Lease after written notice of such violation or failure to comply has been given by Landlord to Tenant.  Upon the occurrence of an event of Habitual Default on the part of Tenant, Tenant shall immediately be deemed to have released any and all options or rights granted, or to be granted to Tenant under the terms of this Lease (including, without limitation, rights of renewal, rights to terminate, or rights of first refusal).

        ARTICLE 21.   WAIVER OF REDEMPTION:

       Tenant hereby expressly waives (to the extent legally permissible) for itself and all persons claiming by, through or under it, any right of redemption or right for the restoration of the operation of this Lease under any present or future law in case Tenant shall be dispossessed for any cause, or in case Landlord shall obtain possession of the Premises as provided in this Lease.  Tenant understands that the Premises are leased exclusively for business, commercial, and mercantile purposes and, therefore, shall not be redeemable under any provision of law.
       ARTICLE 22.   SUCCESSORS AND ASSIGNS:    Except as expressly otherwise provided, this Lease shall bind and inure to the benefit of the parties and their respective successors and assigns.
       ARTICLE 23.   ASSIGNMENT OF LANDLORD'S INTEREST:

       The Landlord shall have the right to assign this Lease to another entity.  In the event of an assignment, Tenant agrees to recognize the assignee as Landlord and shall execute, upon Landlord's request, an instrument certifying the existence and good standing of this Lease and an Agreement and Modification of Lease documenting the assignment.
      If Landlord should ever assign this Lease or the Rents to a creditor as security for a debt, Tenant shall, after notice of assignment and upon demand by Landlord or the assignee, pay all Rent subsequently coming due to the assignee and give all required notices under this Lease, both to Landlord and the assignee.  Tenant shall also have all required policies of insurance endorsed so as to protect the assignee's interest as it may appear and deliver the policies or certificates to the assignee.
       ARTICLE 24.   LANDLORD'S RIGHT TO PERFORM TENANT'S COVENANTS:

      If Tenant fails to perform any covenant or duty required of it by this Lease or by law, Landlord shall have the right, but not the duty, to perform these obligations without notice, by entering the Premises, if necessary.  Tenant shall reimburse Landlord for all sums incurred by Landlord in performance of these obligations within ten (10) days after written request.
       ARTICLE 25.   WAIVER OF BREACH:    The failure of the Landlord to insist upon a strict performance of any of the Lease terms, conditions, or covenants shall neither be deemed a waiver of any rights or remedies that the landlord may have nor be deemed a waiver of any subsequent breach or default.  This instrument may not be changed, modified, or discharged orally.
       ARTICLE 26.   NOTICE:
      Any notice by either party to the other shall be in writing and shall be deemed duly given only if delivered personally or sent by registered or certified mail return receipt requested, or overnight delivery service, to the following:
If to Tenant:
Ace Hardware Corporation
 2200 Kensington Court
 Oak Brook, IL  60523-2100
 Attention:  Corporate Property Manager
If to Landlord:
Bob's Transport and Storage Company, Inc.
 P.O. Box 26043
 820 South Oldham Street
 Baltimore, MD  21224
 Attention:  Robert J. Pfeffer, Jr.
             President
Notice shall be deemed to have been given on the date received or refused.
     ARTICLE  27.   SEVERABILITY:    Each and every covenant, agreement, obligation or other provision contained in this Lease is, and shall be construed to be, a separate and independent covenant and agreement of the party bound by, undertaking or making the same, and shall not be construed to be dependent on any other provision of this Lease unless expressly provided.  If any term or provision of this Lease shall, to any extent, be declared invalid or unenforceable, the remainder of this Lease, including the application of any term or provision, to persons or circumstances other than those as to which the application is declared invalid or unenforceable, shall not be affected.
       ARTICLE 28.   CAPTIONS AND HEADINGS:    The captions and headings throughout this Lease are for convenience and reference only and shall in no way be held or deemed to affect this Lease or define, limit, describe, explain, modify, amplify, or add to the interpretation, construction, or meaning of any provision of or the scope or intent of this Lease.

      ARTICLE 29.   INDEMNIFICATION:    Except for claims arising from the negligence of Landlord, its agents, servants, or employees, Tenant covenants to defend, indemnify, and save Landlord harmless from any and all third party claims for liability of any nature arising from any use, occupancy, construction, repairs, or other work or activity done in, on, or about the Premises during the term, or from any condition of the Premises during the term, including all Landlord's costs, expenses and counsel fees in connection with any claim.
       ARTICLE 30.   RENEWAL OPTIONS:

      Tenant shall have three time options to renew this lease for an
 Additional term of one (1) year, under the same terms and conditions contained herein except that the basic annual rental rate will be that shown in Schedule A to this lease agreement.
      ARTICLE 31.   TIME:    Time is of the essence of this lease.
      ARTICLE 32.   ENVIRONMENTAL REQUIREMENTS:

     32.00     HAZARDOUS MATERIALS:   Lessor acknowledges that Lessee in the
 regular course of its business receives, stores, and distributes various Hazardous Materials in household quantities and in original closed containers.
     32.01       Tenant hereby represents and warrants to Landlord that during the Term of this Lease no materials, except for the hazardous materials referred to in Article 32.00, will be located on the premises which, under Federal, State, or Local Law, statute ordinance or regulations; or court or administrative order or decree; or private agreement (hereinafter collectively known as "Environmental Requirements"), require special handling in collection, storage, treatment, or disposal, including but not limited to, any asbestos, PCB transformers, or other toxic, hazardous or contaminated substances (hereinafter collectively called "Hazardous Substances").  Tenant hereby indemnifies and saves Landlord harmless from all liabilities and claims arising from the use, storage or placement of any Hazardous Substances upon the premises or elsewhere within the building or property of Landlord (if brought or placed thereon by Tenant, its agents, employees, contractors or invitees), and Tenant shall (a) within fifteen (15) days after written notice thereof, take or cause to be taken, at its sole expense, such actions as may be necessary to comply with all Environmental Requirements and (b) within fifteen (15) days after written demand therefore, reimburse Landlord for any amounts expended by Landlord to comply with any Environmental Requirements with respect to any other portions of Landlord's building or property as the result of the placement or storage of Hazardous Substances by Tenant, its agents, employees, contractors or invitees, or in connection with any judicial or administrative investigation or proceeding relating thereto, including, without limitation, reasonable attorney's fees, fines or other penalty payments.  If Tenant shall fail to take such actions, Landlord may make advances or payments towards performance or satisfaction of the same but shall be under no obligation to do so; and all sums so advanced or paid, including all sums advanced or paid in connection with any judicial or administrative investigation or proceeding relating thereto, including, without limitation, reasonable attorney's fees, fines, or other penalty payments, shall be at once repayable by Tenant and shall bear interest at the rate of four percent (4%) per annum above the Prime rate from time to time as set by Bank of America, from the date the same shall become due and payable until the date paid.  Failure of Tenant to comply with all Environmental requirements shall constitute and be a default under this Lease Agreement.

      32.02   Tenant hereby grants Landlord, and Landlord's agents and
 employees (including but not limited to, any engineers or other parties engaged in the testing of Hazardous Substances) the right to enter upon the premises upon reasonable notice for the purpose of determining whether the Premises are, or have been, contaminated.
     32.03   Landlord represents and warrants to Tenant that it has not received any notice that it is in violation of any environmental law, regulation, ordinance or rule from any local, state, or federal environmental or governmental agency as of the date of the execution of this lease.
     ARTICLE 33.   REAL ESTATE COMMISSIONS:  C B Richard Ellis is the sole broker involved in this Lease transaction.  Landlord will be solely responsible for Real Estate Commissions pursuant to separate agreement between C B Richard Ellis and Landlord.  Tenant has no obligations to pay any commission fees.

      ARTICLE 34.   VIDEO OF LEASE PROPERTY:

       At Lessee's cost, a videotape of the leased Premises shall be taken at the commencement of the Lease Term, copies of which will be held by Lessee and by Lessor.  Lessee will notify Lessor as to when the videotape will be made and Lessor may be in attendance at that time.  This videotape will be used to document any deficiencies in the condition of the Premises and its Improvements, and will be used in lieu of a written description or list of such deficiencies.  It is understood by Lessor that Lessee shall have no responsibility or liability with respect to repair or replacement of any such deficiency, unless the same shall have been repaired or replaced by Lessor during the Term hereof.